EXHIBIT 12





                                                                                                               SIX MONTHS ENDED
                                                                                                            ----------------------
                                                                          YEAR ENDED DECEMBER 31,             JUNE 29,    JULY 4,
                                                           ------------------------------------------------     2003       2004
                                                            1999      2000     2001       2002       2003   (UNAUDITED) (UNAUDITED)
                                                           ------   --------  -------   --------   -------- ----------  ----------
RATIO OF EARNINGS TO FIXED                                         (IN MILLIONS, EXCEPT RATIO DATA)
CHARGES CALCULATIONS
--------------------
Income (loss) before income taxes ........................  $38.2   $ (17.7)  $  29.8   $   50.9   $   73.7   $  37.1     $  46.9
Adjustments to reconcile income (loss) before income
    taxes to ratio of earnings to fixed charges:
    Add:
      Fixed charges ......................................   53.5      59.7      69.5       63.4       66.4      32.2        33.8
      Amortization of capitalized interest ...............    0.7       0.7       0.7        0.7        0.7       0.4         0.4
    Less:
      Interest capitalized ...............................   (2.4)     (4.5)     (0.8)      (0.4)      (0.7)     (0.3)       (0.5)
                                                            -----   -------   -------   --------   --------   -------     -------
Income as adjusted .......................................  $90.0   $  38.2   $  99.2   $  114.6   $  140.1   $  69.4     $  80.6
                                                            =====   =======   =======   ========   ========   =======     =======
Fixed Charges:
      Interest expensed and capitalized ..................  $48.3   $  53.5   $  60.8   $   55.0   $   56.7   $  27.3     $  28.7
      Portion of rents representative of interest factor .    5.2       6.2       8.7        8.4        9.7       4.9         5.1
                                                            -----   -------   -------   --------   --------   -------     -------
Total Fixed Charges ......................................  $53.5   $  59.7   $  69.5   $   63.4   $   66.4   $  32.2     $  33.8
                                                            =====   =======   =======   ========   ========   =======     =======
Ratio of earnings to fixed charges .......................   1.7x      0.6x      1.4x       1.8x       2.1x      2.2x        2.4x
                                                            =====   =======   =======   ========   ========   =======     =======